Exhibit (e)(12)

UNDERWRITING AGREEMENT

THIS AGREEMENT, dated as of October 1, 2016, as amended February 22, 2017, is entered into by and between Ivy Variable Insurance Portfolios f/k/a Ivy Funds Variable Insurance Portfolios (hereinafter the “Trust”), a Delaware statutory trust, and Ivy Distributors, Inc. (hereinafter “IDI”), a Florida corporation.

WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), and currently consists of the separately managed series and classes identified on Schedule A (the “Portfolios”), which such schedule may be amended from time to time; and

WHEREAS, the Trust’s shareholders are and are anticipated to be separate accounts in unit investment trust form (“Eligible Separate Accounts”) of insurance companies (“Participating Insurance Companies”); and

WHEREAS, such Participating Insurance Companies issue, among other products, variable life insurance and annuity products (“Variable Products”) whose net premiums, contributions or other consideration may be allocated to Eligible Separate Accounts for investment in the Trust; and

WHEREAS, the Trust’s shares will not be sold except in connection with such Variable Products or directly to qualified pension and retirement plans (“Qualified Plans”) or to other eligible investors outside the separate account context (“Eligible Shareholders”); and

WHEREAS, the Trust has adopted a service plan with respect to certain classes of the certain Portfolios as set forth on Schedule A pursuant to Rule 12b-1 under the 1940 Act (the “12b-1 Plans”); and

WHEREAS, the Trust desires IDI to act as principal underwriter and distributor of the shares of the Trust; and

WHEREAS, IDI is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

NOW THEREFORE, IDI and the Trust, in consideration of the promises and undertakings described herein, agree as follows:

I. APPOINTMENT

The Trust hereby appoints IDI as principal underwriter and distributor of the shares of the Trust, and IDI hereby accepts that appointment.

II.PARTICIPATION AGREEMENTS

The Portfolios are currently sold to Participating Insurance Companies pursuant to Participation Agreements between and among the Participating Insurance Companies, the Trust and IDI. IDI agrees to act in a manner consistent with the Participation Agreements as currently in effect, as amended or superseded or entered into after the effective date of this Agreement, so long as IDI serves as the principal underwriter of the Trust.

III. MARKETING AGREEMENTS

IDI may engage in marketing and other promotional activities intended to result in the inclusion of shares of the Trust as investment options under Variable Products and the sale of shares of the Trust in connection with investments made under such Variable Products. IDI may enter into such agreements as it deems appropriate in connection with such marketing and promotional activities, provided, however, IDI may enter into such agreements only with such broker-dealers and financial intermediaries that are, and whose respective agents or representatives are, duly and appropriately licensed, registered or otherwise qualified for the sale of variable products under any applicable insurance laws and any applicable securities laws of one or more states or other jurisdictions in which variable products may be lawfully sold. IDI’s agreement with any such broker-dealer or financial intermediary shall provide, in substance, that the broker-dealer or financial intermediary shall, when required by law, be both registered as a broker-dealer under the Securities Exchange Act and a member of FINRA and shall also agree to comply with all laws and regulations, whether federal or state, and whether relating to insurance, securities or other general areas, including but not limited to the recordkeeping and sales supervision requirements of such laws and regulations.

IV. COMPENSATION

For services rendered as principal underwriter and distributor, IDI shall receive no compensation from the Trust other than the fees payable by the Trust on behalf of certain classes of certain Portfolios to IDI pursuant to the 12b-l Plans. IDI may, but need not, pay or charge broker-dealers or financial intermediaries pursuant to the marketing agreements described in Section III hereof.

V. OBLIGATIONS

A. Trust agrees:

1) to use its best efforts to register from time to time under the Securities Act of 1933 (the “Securities Act”) adequate amounts of its shares for sale to the public through Participating Insurance Companies or directly to Eligible Shareholders and to qualify or to permit IDI to qualify such shares for offering to the public through Participating Insurance Companies or directly to Eligible Shareholders in such states as may from time to time be agreed upon by the Trust and IDI;

2) to issue its shares subject to the provisions of its Trust Instrument and By-laws as ordered, as soon as reasonably possible after receipt of the orders, and against payment of the consideration to be received by the Trust from IDI;

3) to pay or cause to be paid all expenses incident to the issuance, transfer, registration and delivery of its shares, all taxes in connection therewith, costs and expenses incident to preparing and filing any registration statements and prospectuses and any amendments or supplements to a registration statement or a prospectus, statutory fees incidental to the registration of additional shares with the SEC, statutory fees and expenses incurred in connection with any Blue Sky law qualifications undertaken by or at the request of IDI, and the fees and expenses of the Trust’s counsel, accountants or any other experts used in connection with the foregoing; and

4) not without the consent of IDI to offer any of its shares for sale directly or to any persons other than IDI, except only

a) the reinvestment of dividends and/or distributions or their declaration in shares of the Portfolios, in optional form or otherwise;

b) the issuance of additional shares to stock splits or stock dividends;

c) sale of shares to another investment or securities holding company in the process of purchasing all or a portion of its assets;

d) in connection with an exchange of shares of the Portfolios for shares in another investment or securities holding company;

e) Participating Insurance Companies with which the Trust and IDI have entered into Participation Agreements; or

f) in connection with the exchange of one Portfolio’s shares for shares of another Portfolio of the Trust.

B. IDI agrees:

1) to remain, during the term of this Agreement, duly qualified to offer shares of the Trust in all states in which the shares are currently qualified or otherwise authorized for sale;

2) in offering shares to comply with the provisions of the Trust Instrument and By-laws of the Trust and with the provisions stated in the Trust’s then current prospectus and statement of additional information;

3) to timely inform the Trust of any action or proceeding to terminate, revoke or suspend IDI’s registration as a broker-dealer with the SEC, membership in FINRA, or authority with any state securities commission to offer Trust shares; and

4) to pay the cost of all sales literature, advertising and other materials which it may at its discretion use in connection with the sale of shares of the Trust, including the cost of reports to the shareholders of the Trust in excess of the cost of reports to existing shareholders and the cost of printing the prospectus(es) furnished to it by the Trust.

VI. ANTI-MONEY LAUNDERING DELEGATION

The Bank Secrecy Act, as amended by the USA PATRIOT ACT, requires the Trust to develop, implement and institute an anti-money laundering program (“AML Program”), and the Trust has adopted the AML Program set forth in Schedule 1 hereto; IDI also maintains an anti-money laundering program (“AMLP”) to satisfy applicable anti-money laundering requirements relating to broker-dealers, and the Trust wishes to delegate certain aspects of the implementation and operation of the Trust’s AML Program to IDI; and IDI desires to accept such delegation.

A. Delegation. The Trust hereby delegates to IDI, as agent for the Trust, responsibility for the implementation and operation of the following policies and procedures in connection with the Trust’s AML Program, as applicable to IDI’s functions as a “Service Provider” under the AML Program and IDI accepts such delegation. IDI further agrees to cooperate with the Trust’s AML Compliance Officer in the performance of IDI’s responsibilities under the AML Program.

B. The AML Program. IDI hereby represents and warrants that IDI has received a copy of the Trust’s AML Program and undertakes to perform all responsibilities imposed on IDI as a “Service Provider” thereunder. The Trust hereby agrees to provide to IDI any amendment(s) to the AML Program promptly after adoption of any such amendment(s) by the Trust.

C. Consent to Examination. IDI hereby consents to: (a) provide to federal examination authorities information and records relating to the AML Program maintained by IDI; and (b) the inspection of IDI by federal examination authorities for purposes of the AML Program.

D. Anti-Money Laundering Program. IDI hereby represents and warrants that IDI has implemented and enforces an AMLP reasonably designed to comply with laws, regulations and regulatory guidance applicable to the Trust and IDI, and includes, if applicable:

1) know-your-customer policies;

2) due diligence policies for correspondent accounts for foreign financial institutions and for private banking accounts for non-U.S. persons;

3) reasonable internal procedures and controls to detect and report suspicious activities;

4) monitoring accounts and identifying high-risk accounts;

5) a compliance officer or committee with responsibility for the anti-money laundering program;

6) employee training, including that: (i) new employees receive AML training upon the commencement of their employment; and (ii) existing employees receive AML training at the time such employees assume duties that bring them into contact with possible money laundering activities;

7) an independent audit function; and

8) recordkeeping requirements.

E. Delivery of Documents. IDI agrees to furnish to the Trust the following documents:

1) a copy of IDI’s AMLP as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

2) a copy of any deficiency letter sent by federal examination authorities concerning IDI’s AMLP; and

3) no less frequently than annually, a report on IDI’s AMLP that includes a certification to the Trust concerning IDI’s implementation of, and ongoing compliance with, its AMLP and a copy of any audit report prepared with respect to IDI’s AMLP.

F. Reports. IDI will provide periodic reports concerning IDI’s compliance with IDI’s AMLP and/or the Trust’s AML Program at such times as may be reasonably requested by the Trust’s Board of Trustees or the Anti-Money Laundering Compliance Officer.

VII. INDEMNIFICATION

A. The Trust agrees with IDI for the benefit of IDI and each person, if any, who controls IDI within the meaning of Section 15 of the Securities Act and each and all and any of them, to indemnify and hold harmless IDI and any such controlling person from and against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, under any other statute, at common law or otherwise, and to reimburse IDI and such controlling persons, if any, for any legal or other expenses (including the cost of any investigation and preparation) reasonably incurred by them or any of them in connection with any litigation whether or not resulting in any liability, insofar as such losses, claims, damages, liabilities or litigation arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any prospectus or any amendment thereof or supplement thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this indemnity agreement shall not apply to amounts paid in settlement of any such litigation if such settlement is effected without the consent of the Trust or to any such losses, claims, damages, liabilities or litigation arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus or any amendment thereof or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which statement or omission was made in reliance upon information furnished in writing to the Trust by IDI, or any affiliate, agent or representative of IDI, for inclusion in any registration statement or any prospectus or any amendment thereof or supplement thereto. IDI and each such controlling person shall promptly, after the complaint shall have been served upon IDI or such controlling person in any litigation against IDI or such controlling person in respect of which indemnity may be sought from the Trust on account of its agreement contained in this paragraph, notify the Trust in writing of the commencement thereof. The omission of IDI or such controlling person so to notify the Trust of any such litigation shall relieve the Trust from any liability which it may have to IDI or such controlling person on account of the indemnity agreement contained in this paragraph but shall not relieve the Trust from any liability which it may have to IDI or controlling person otherwise than on account of the indemnity agreement contained in this paragraph. In case any such litigation shall be brought against IDI or any such controlling person and IDI or such controlling person shall notify the Trust of the commencement thereof, the Trust shall be entitled to participate in (and, to the extent that it shall wish, to direct) the defense thereof at its own expense but such defense shall be conducted by counsel of good standing and satisfactory to IDI or such controlling person or persons, defendant or defendants in the litigation. The indemnity agreement of the Trust contained in this paragraph shall remain operative and in full force and effect regardless of any investigation made by or on behalf of IDI or any such controlling person and shall survive any delivery of shares of the Trust. The Trust agrees to notify IDI promptly of the commencement of any litigation or proceeding against it or any of its officers or directors of which it may be advised in connection with the issue and sale of its shares.

B. Anything herein to the contrary notwithstanding, the agreement in Section A of this Article VII, insofar as it constitutes a basis for reimbursement by the Trust for liabilities (other than payment by the Trust of expenses incurred or paid in the successful defense of any action, suit or proceeding) arising under the Securities Act, shall not extend to the extent of any interest therein of any person who is an underwriter or a partner or controlling person of an underwriter within the meaning of Section 15 of the Securities Act or who, at the date of this Agreement, is a director of the Trust, except to the extent that an interest of such character shall have been determined by a court of appropriate jurisdiction the question of whether or not such interest is against public policy as expressed in the Securities Act.

C. IDI agrees to indemnify and hold harmless the Trust and its trustees and such officers as shall have signed any registration statement from and against any and all losses, claims, damages or liabilities, joint or several, to which the Trust or such directors or officers may become subject under the Securities Act, under any other statute, at common law or otherwise, and will reimburse the Trust or such directors or officers for any legal or other expenses (including the cost of any investigation and preparation) reasonably incurred by it or them or any of them in connection with any litigation, whether or not resulting in any liability insofar as such losses, claims, damages, liabilities or litigation arise out of, or are based upon, any untrue statement or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which statement or omission was made in reliance upon information furnished in writing to the Trust by IDI for inclusion in any registration statement or any prospectus, or any amendment thereof or supplement thereto, or which statement was made in, or the alleged omission was from, any advertising or sales literature (including any reports to shareholders used as such) which relate to the Trust. IDI shall not be liable for amounts paid in settlement of any such litigation if such settlement was effected without its consent. The Trust and its trustees and such officers, defendant or defendants, in any such litigation shall, promptly after the complaint shall have been served upon the Trust or any such trustee or officer in any litigation against the Trust or any such trustee or officer in respect of which indemnity may be sought from IDI on account of its agreement contained in this paragraph, notify IDI in writing of the commencement thereof. The omission of the Trust or such trustee or officer to notify IDI of any such litigation shall relieve IDI from any liability which it may have to the Trust or such trustee or officer on account of the indemnity agreement contained in this paragraph, but shall not relieve IDI from any liability which it may have to the Trust or such trustee or officer otherwise than on account of the indemnity agreement contained in this paragraph. In case any such litigation shall be brought against the Trust or any such officer or trustee and notice of the commencement thereof shall have been so given to IDI, IDI shall be entitled to participate in (and, to the extent that it shall wish, to direct) the defense thereof at its own expense, but such defense shall be conducted by counsel of good standing and satisfactory to the Trust. The indemnity agreement of IDI contained in this paragraph shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust and shall survive any delivery of shares of the Trust. IDI agrees to notify the Trust promptly of the commencement of any litigation or proceeding against it or any of its officers or trustees or against any such controlling person of which it may be advised, in connection with the issue and sale of the Trust’s shares.

D. Notwithstanding any provision contained in this Agreement, no party hereto and no person or persons in control of any party hereto shall be protected against any liability to the Trust or its security holders to which they would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of their duties or by reason of their reckless disregard of their obligations and duties under this Agreement.

VIII. OTHER TERMS

A. This Agreement shall not be deemed to limit IDI from acting as underwriter, distributor and/or dealer for any other mutual fund, from engaging in any other aspects of the securities business, whether or not such may be deemed in competition with the sale of shares of the Trust, and to carry on any other lawful business whatsoever.

B. Except as expressly provided in Article VII and hereinabove, the agreements herein set forth have been made and are made solely for the benefit of the Trust and IDI, and the persons expressly provided for in Article VII, their respective heirs and successors, personal representatives and assigns, and except as so provided, nothing expressed or mentioned herein is intended or shall be construed to give any person, firm or corporation other than the Trust, IDI and the persons expressly provided for in Article VII any legal or equitable right, remedy or claim under or in respect of this Agreement or any representation, warranty or agreement herein contained. Except as so provided, the term “heirs, successors, personal representatives and assigns” shall not include any purchaser of shares merely because of such purchase.

C. This Agreement shall become effective on October 1, 2016 and shall continue in effect, unless terminated as hereinafter provided, for a period of one (1) year and thereafter only if such continuance is specifically approved at least annually by the Board of Trustees, including the vote of a majority of the trustees who are not parties to the Agreement or “interested persons” (as defined in the 1940 Act) or any such party and who have no direct or indirect financial interest in the operation of any 12b-1 Plan or any agreement relating to that 12b-1 Plan, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated as to a Portfolio by IDI at any time without penalty upon giving the Trust sixty (60) days’ written notice (which notice may be waived by the Trust) and may be terminated as to a Portfolio by the Trust at any time without penalty upon giving IDI sixty (60) days’ written notice (which notice may be waived by IDI), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the trustees that are not interested persons, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio. This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for this purpose having the meaning defined in Section 2(a)(4) of the 1940 Act.

D. This Agreement shall be governed and construed in accordance with the laws of Kansas.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers and their corporate seals to be affixed as of the day and year first above written.

IVY VARIABLE INSURANCE PORTFOLIOS

By:	/s/ Philip J. Sanders
Philip J. Sanders, President

ATTEST:

By:	/s/ Wendy J. Hills
Wendy J. Hills, Secretary

IVY DISTRIBUTORS, INC.

By:	/s/ Thomas W. Butch
Thomas W. Butch, President

ATTEST:

By:	/s/ James D. Hughes
James D. Hughes, Secretary

AMENDED AND RESTATED

SCHEDULE A

TO THE UNDERWRITING AGREEMENT

This Amended and Restated Schedule A to the Underwriting Agreement dated as of October 1, 2016, (the “Agreement”) is effective as of February 22, 2017 and supersedes any prior Schedule A to the Agreement.

Series	Share Class	Adopted Service Plan pursuant to Rule 12b-1

Ivy VIP Advantus Real Estate Securities	Class II	X

Ivy VIP Asset Strategy	Class I

	Class II	X

Ivy VIP Balanced	Class II	X

Ivy VIP Bond	Class II	X

Ivy VIP Core Equity	Class II	X

Ivy VIP Dividend Opportunities	Class II	X

Ivy VIP Energy	Class I

	Class II	X

Ivy VIP Global Bond	Class II	X

Ivy VIP Global Growth	Class II	X

Ivy VIP Government Money Market	Class II

Ivy VIP Growth	Class II	X

Ivy VIP High Income	Class I

	Class II	X

Ivy VIP International Core Equity	Class II	X

Ivy VIP Limited-Term Bond	Class II	X

Ivy VIP Micro Cap Growth	Class I

	Class II	X

Ivy VIP Mid Cap Growth	Class I

	Class II	X

Ivy VIP Natural Resources	Class II	X

Ivy VIP Pathfinder Aggressive	Class II

Ivy VIP Pathfinder Conservative	Class II

Ivy VIP Pathfinder Moderate	Class II

Ivy VIP Pathfinder Moderately-Managed Volatility	Class II

Ivy VIP Pathfinder Moderately Aggressive	Class II

Ivy VIP Pathfinder Moderately Aggressive-Managed Volatility	Class II

Ivy VIP Pathfinder Moderately Conservative	Class II

Ivy VIP Pathfinder Moderately Conservative-Managed Volatility	Class II

Ivy VIP Science and Technology	Class I

	Class II	X

Ivy VIP Small Cap Core	Class II	X

Ivy VIP Small Cap Growth	Class II	X

Ivy VIP Value	Class II	X